EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BNC Bancorp

Thomasville, North Carolina

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of BNC Bancorp (the “Company”) for the registration of the Company’s Dividend Reinvestment Plan for Registered Holders of Common Stock and to the incorporation by reference therein of our reports dated March 30, 2010, with respect to the financial statements and schedule of the Company and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina

September 23, 2010